ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
VEIN ASSOCIATES OF AMERICA, INC.

P98000043169

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment ("Amendment") to its Articles of Incorporation:

1. The name of the corporation is Vein Associates of America, Inc.

2. The Articles of Incorporation of Vein Associates of America, Inc. were amended as follows:

Article III of the Articles of Incorporation is hereby amended and restated in its entirety as follows:

ARTICLE III

Capital Stock

The total number of shares of capital stock which the Corporation shall have the authority to issue is one hundred and fifty-five million (155,000,000) shares of capital stock, consisting of (i) one hundred million (100,000,000) shares of common stock, par value $0.001, per share ("Common Stock"), and (ii) fifty-five million (55,000,000) shares of preferred stock, par value $0.001, per share ("Preferred Stock"), of which forty-five million (45,000,000) shares of Preferred Stock shall be designated as "Series A Convertible Preferred Stock" (the "Series A Preferred Stock") and the remaining shares of Preferred Stock shall be undesignated shares which may be issued from time to time in accordance with this Article III.

The following is a statement of the designation, powers, preferences, and relative, participating, optional or other rights, and qualifications, limitations and restrictions of each class of capital stock of the Corporation:

A. COMMON STOCK

Section 1. General. The voting, dividend and liquidation rights of the holders of Common Stock are subject to, and qualified by, the rights of the holders of Preferred Stock.

Section 2. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors of the Corporation and subject to any preferential dividend rights of any then-outstanding shares of Preferred Stock.

Section 3. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, the holders of Common Stock shall be entitled to receive all assets of

6. **USER'S RESPONSIBILITY AND COMMITMENT.** User understands and agrees that in consideration for Ultroid's lending the System(s) to it, that certain duties and responsibilities shall govern such arrangement and that it shall:

a. Comply with the training guidelines and operating procedures promulgated in Systems' Operating Manual and maintain the quality care standards exhibited during the certified training session;

b. Comply with the FDA approved 510K filed on the System as it relates to the use of the Sterile SINGLE USE Patient Probe (the "Probes") so that the Probes will be disposed of and discarded once it has (they have) been used in treatment of a patient;.

c. Upon the shipment and receipt of the first System by USER, simultaneously purchase form ULTOID fifty (50) Ultroid Sterile Single Use Patient Probes (the "Probes") or Probe Kits at the purchase price of One Hundred and No/100 dollars ($100.0) per Probe Kit. (the "Initial Purchase");

d. Commencing ninety (90) days from the date of the Initial Purchase; purchase from ULTROID not less than an average of fifteen (15) Probes per month; provided, however, USER shall purchase not less than twenty-five (25) Probes/Probe Kits per month commencing one hundred-eight (180) from the date of the Initial Purchase; and provided, finally, the purchase price of the Probes shall be Forty-two and No/100 dollars ($42.00) per Probe Kit after the Initial Purchase; and

e. Establish an automatic periodic purchase order pursuant to sub paragraph 6d and pay with a corporate credit card or by corporate check in advance of the monthly shipment of Probe Kits.

7. **CONFIDENTIALITY.**

a. <u>Ultroid's Information</u>. User recognizes and acknowledges that, by virtue of entering into this Agreement and providing services to Ultroid hereunder, User may have access to certain information of Ultroid that is confidential and constitutes valuable, special and unique property of Ultroid. User agrees that they will not at any time, (either during or subsequent to the term of this Agreement), disclose to others, use, copy or permit to be copied, without Ultroid's express prior written consent, except in connection with the performance of User's duties hereunder, any confidential or proprietary information of Ultroid, including without limitation, information which concerns Ultroid's costs, pricing structure, research and development, FDA approval, patent pending or treatment methods at any time used, developed or made by Ultroid, and which is not otherwise available to the public.

b. <u>Other Terms of this Agreement</u>. Except for disclosure to User's legal counsel, accountant or financial advisors (none of whom shall be associated or affiliated in any way with Ultroid or any of its affiliates), User shall not disclose the terms of this Agreement to any person, unless disclosure thereof is required by law or otherwise authorized by this Agreement or consented to by Ultroid. Unauthorized disclosure of the terms of this Agreement shall be a material breach of this Agreement and shall provide Ultroid with the option of pursuing remedies for breach or immediate termination of this Agreement.

c. <u>HIPAA Compliance</u>. User agrees to comply with the applicable provisions of the Administrative Simplification section of the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. § 1320 through d-8 ("HIPPA"), and the requirements of any regulations promulgated hereunder, including, without limitation, the federal privacy regulations as contained in 45 C.F.R. Part 164, and the federal security standards as contained in 445 C.F.R. Part 142 (collectively, the "Regulations").

d. <u>Survival</u>. The provisions set forth herein shall survive expiration or other termination of this Agreement, regardless of the cause of such termination.

8. **INSURANCE.** Ultroid represents that User shall cover any services User performs which are outside the scope of the User's duties as outlined in this Agreement. User shall secure and maintain at all times during the Term of this Agreement, at User's sole expense, general liability and professional liability insurance with a carrier licensed to do business in the State and having at least an "A" BEST rating, at the following limits: <u>$1,000,000 per claim / occurrence and $3,000,000 aggregate.</u> This coverage shall be either (1) on an occurrence basis or (2) on a claims-made basis. If the coverage is on a claims-made basis, User agrees that prior to the effective date of termination of User's current insurance coverage, User shall purchase, at User's sole expense, either a replacement policy annually thereafter having a retroactive date no later than the Effective Date or unlimited tail coverage in the amounts required in this Subsection for all claims arising out of incidents occurring prior to termination of User's current coverage or prior to termination of this Agreement, and User shall provide Ultroid a certificate of insurance evidencing such coverage.

EJ

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Exempt Issuance" means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Corporation pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose; (b) securities upon the exercise of or conversion of any securities issued on account of the Series A Preferred Stock, and of any convertible securities, options or warrants issued and outstanding on the Original Issuance Date, provided that such securities have not been amended since the Original Issuance Date to increase the number of such securities; and (c) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Corporation and in which the Corporation receives benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities; and (d) securities repurchased by the Corporation pursuant to a right of first refusal.

"Fundamental Transaction" shall have the meaning set forth in Section 7(h)(iv) of Part B of this Article III.

"Holder" means each Person holding shares of Series A Preferred Stock.

"Junior Securities" means the Common Stock and all other equity or equity equivalent securities of the Corporation, other than those securities that are explicitly pari passu or senior in rights or liquidation preference to the Series A Preferred Stock.

"Original Issue Date" shall mean the date of the first issuance of any shares of the Series A Preferred Stock regardless of the number of transfers of any particular shares of Series A Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series A Preferred Stock.

"Person" means a corporation, an association, a partnership, a limited liability company, a business association, an individual, a government or political subdivision thereof or a governmental agency, or any other legal entity.

"Registration Rights Agreement" means the Registration Rights Agreement dated as of the Closing Date to which the Corporation and original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Trading Day" means a day on which the Common Stock is traded on a Trading Market.

"Trading Market" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board.

"VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the primary Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)); (b) if the Common Stock is not then listed or quoted on the Trading Market and if prices for the Common Stock are then reported in the "Pink Sheets" published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by a regionally- or nationally-recognized independent appraiser selected in good faith by the Holders of a majority of the shares of Series A Preferred Stock then outstanding.

Section 2. Number of Shares. The authorized number of shares of Series A Preferred Stock shall be forty-five million (45,000,000), and shall not be increased without the consent of all of the Holders.

Section 3. Dividends and Other Distributions. No dividends shall be payable with respect to the Series A Preferred Stock. No dividends shall be payable with respect to the Common Stock while the Series A Preferred Stock is outstanding. The Common Stock shall not be redeemed while the Series A Preferred Stock is outstanding.

Section 4. Voting Rights. The Series A Preferred Stock shall have no voting rights. Notwithstanding the foregoing, for so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the consent of the Holders of all of the shares of the Series A Preferred Stock then outstanding, (a) alter or change adversely the designation, powers, preferences, and relative, participating, optional or other rights given to the Series A Preferred Stock, or alter or amend Part B of this Article III; (b) authorize or create any class of stock (i) ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 5 of Part B of this Article III) senior to or otherwise pari passu with the Series A Preferred Stock or (ii) possessing greater voting rights or the right to convert at a more favorable price than the Series A Preferred Stock; (c) amend its Articles of Incorporation in breach of any of the provisions of Part B of this Article III; (d) increase the authorized number of shares of Series A Preferred Stock; or (e) enter into any agreement with respect to the foregoing.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the Holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Series A Preferred Stock an amount equal to Seven and 20/100 Cents ($0.072) (the "Liquidation Value") before any distribution or payment shall be

made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on the shares of Series A Preferred Stock if all amounts payable thereon were paid in full. At the election of a Holder made by written notice delivered to the Corporation at least two (2) business days prior to the effective date of the subject transaction, as to the shares of Series A Preferred Stock held by such Holder, a Fundamental Transaction (excluding for purposes of this Section 5 any Fundamental Transaction described in Sections 7(h)(iv)(A) or 7(h)(iv)(B) of Part B of this Article III) or Change of Control shall be treated as a Liquidation.

Section 6. Conversion.

a) Conversions at Option of Holder. Each share of Series A Preferred Stock shall be initially convertible (subject to the limitations set forth in Section 6(c) of Part B of this Article III), into one (1) share of Common Stock (as adjusted as provided below, the "Conversion Ratio") at the option of the Holders, at any time and from time to time from and after the Original Issue Date. Holders shall effect conversions by executing and delivering to the Corporation a conversion notice, substantially in the form attached hereto as Annex A (a "Notice of Conversion"), together with the delivery by the Holder to the Corporation of the stock certificate(s) representing the number of shares of Series A Preferred Stock so converted, with such stock certificates being duly endorsed in full for transfer to the Corporation or with an applicable stock power duly executed by the Holder in the manner and form as deemed reasonable by the transfer agent for the Common Stock. The date of conversion (the "Conversion Date") of the shares of Series A Preferred Stock covered by a Conversion Notice shall be the date specified in such notice; provided, however, that the Conversion Date may not be prior to the date the Holder physically delivers such Notice of Conversion and the applicable stock certificates to an overnight delivery service for next business day delivery to the Corporation. If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the Trading Day immediately following the date that such Notice of Conversion and applicable stock certificates are received by the Corporation. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. Shares of Series A Preferred Stock converted into Common Stock in accordance with the terms and conditions of this Section 6 shall be canceled and may not be reissued. The initial value of the Series A Preferred Stock on the Conversion Date shall be equal to Seven and 20/100 Cents ($0.072) per share (as adjusted pursuant to Section 7 of Part B of this Article III or otherwise as provided herein, the "Conversion Price"). If the initial Conversion Price is adjusted pursuant to Section 7 of Part B of this Article III or as otherwise provided in Part B of this Article III, the Conversion Ratio shall likewise be adjusted and the new Conversion Ratio shall equal the Liquidation Value divided by the new Conversion Price. Thereafter, subject to any further adjustments in the Conversion Price, each share of Series A Preferred Stock shall be initially convertible into that number of shares of Common Stock equal to the new Conversion Ratio.

b) Automatic Conversion Upon Change of Control. Subject to Section 5 of Part B of this Article III, all of the outstanding shares of Series A Preferred Stock shall be automatically converted into Conversion Shares upon the close of business on the business day immediately preceding the date fixed for consummation of any transaction resulting in a Change of Control of the Corporation. A "Change in Control" means a consolidation or merger of the

H06000124470 3

Corporation with or into another company or entity in which the Corporation is not the surviving entity or the sale of all or substantially all of the assets of the Corporation to another company or entity not controlled by the then-existing shareholders of the Corporation in a transaction or series of transactions. The Corporation shall not be obligated to issue certificates evidencing the Conversion Shares unless certificates evidencing the shares of Series A Preferred Stock so converted are either delivered to the Corporation or its transfer agent or the Holder notifies the Corporation or its transfer agent in writing that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. Upon the conversion of the Series A Preferred Stock pursuant to this Section 6(b), the Corporation shall promptly send written notice thereof, by hand delivery or by overnight delivery, to all Holders of record of the Series A Preferred Stock at their respective addresses then shown on the records of the Corporation, which notice shall state that certificates evidencing shares of Series A Preferred Stock must be surrendered at the office of the Corporation (or of the transfer agent for the Common Stock, if applicable).

c) <u>Beneficial Ownership Limitation</u>. Except as provided in Section 6(b) of Part B of this Article III, the Corporation shall not effect any conversion of the Series A Preferred Stock, and each Holder shall not have the right to convert any portion of its shares of Series A Preferred Stock to the extent that after giving effect to such conversion, such Holder (together with such Holder's affiliates), as set forth on the applicable Notice of Conversion, would beneficially own in excess of four and nine-tenths (4.9%) of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted shares of Series A Preferred Stock beneficially owned by a Holder or any of its affiliates, so long as such shares of Series A Preferred Stock are not convertible within sixty (60) days from the date of such determination, and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its affiliates, so long as such other securities of the Corporation are not exercisable nor convertible within sixty (60) days from the date of such determination. For purposes of this Section 6(c), in determining the number of outstanding shares of Common Stock, the Holders may rely on the number of outstanding shares of Common Stock as reflected in the most recent of the following: (A) the Corporation's most recent Form 10 Q, Form 10-QSB, Form 10-K, or Form 10-KSB, as the case may be, as filed with the Commission under the Exchange Act; (B) a more recent public announcement by the Corporation; or (C) any other written notice by the Corporation or the Corporation's transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of any Holder, the Corporation shall, within two (2) Trading Days, confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A Preferred Stock, by each Holder and its affiliates since the date as of which such number of outstanding shares of

Common Stock was public reported by the Corporation. This Section 6(c) may be waived or amended only with the consent of the Holders of all of the shares of Series A Preferred Stock and the consent of the holders of a majority of the shares of outstanding Common Stock who are not Affiliates. For the purpose of the immediately preceding sentence, the term "Affiliate" shall mean any person: (a) that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Corporation or (b) who beneficially owns (i) any shares of Series A Preferred Stock or (ii) any warrant to purchase Common Stock. For purposes of this Section 6(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules relating thereto promulgated by the Commission.

d) Mechanics of Conversion.

i. Delivery of Certificate Upon Conversion. Except as otherwise set forth herein, not later than three (3) Trading Days after each Conversion Date (the "Share Delivery Date"), the Corporation shall deliver to the converting Holder a certificate or certificates which, after the Effective Date, shall be free of restrictive legends and trading restrictions (other than those required under any agreement, if any, to which the Corporation and the converting Holder are bound) representing the number of shares of Common Stock being acquired upon the conversion of shares of Series A Preferred Stock. After the Effective Date, the Corporation shall, upon request of any converting Holder, deliver any certificate or certificates required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Corporation or another established clearing Corporation performing similar functions. If in the case of any Notice of Conversion, the certificate or certificates representing shares of Common Stock covered by such notice are not delivered to, or as directed by, the applicable Holder by the third (3rd) Trading Day after the Conversion Date, such Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt or delivery of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return the certificates representing the shares of Series A Preferred Stock tendered for conversion. Nothing contained in the immediately preceding sentence shall limit a Holder's right to pursue actual damages for the Corporation's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation's failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series A Preferred Stock as required pursuant to the terms and conditions of this Section 6.

ii. Obligation Absolute. The Corporation's obligation to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms and conditions of Part B of this Article III are absolute and unconditional, irrespective of any action or inaction by the converting Holder to enforce the same, any waiver or consent with respect to any provision of Part B of this Article III, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion

Shares. In the event a Holder shall elect to convert any or all of its Series A Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of this Series A Preferred Stock shall have been sought and obtained. In the absence of an injunction precluding the same, the Corporation shall issue Conversion Shares, upon a properly noticed conversion in accordance with the time periods set forth in this Section 6.

iii. Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If the Corporation fails to deliver to a converting Holder the certificate or certificates evidencing the shares of Common Stock pursuant to Section 6(d)(i) by the Share Delivery Date, and if after such Share Delivery Date such Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a "Buy-In"), then the Corporation shall pay in cash to such Holder the amount by which (x) such Holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the price at which the sell order giving rise to such purchase obligation was executed. For example, if a converting Holder purchases Common Stock having a total purchase price of Eleven Thousand Dollars ($11,000) to cover a Buy-In with respect to an attempted conversion of shares of Series A Preferred Stock with respect to which the aggregate sales price giving rise to such purchase obligation is Ten Thousand Dollars ($10,000), the Corporation shall be required to pay such Holder One Thousand Dollars ($1,000). In order for a Holder to receive payment from the Corporation pursuant to the immediately preceding sentence, such Holder shall provide the Corporation with written notice indicating the amounts payable in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation's failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series A Preferred Stock as required pursuant to the terms and conditions of this Section 6.

iv. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of issuance upon conversion of the Series A Preferred Stock, not less than such number of shares of the Common Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders, as shall be issuable (taking into account the adjustments and restrictions of Section 7 of Part B of this Article III) upon the conversion of all outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and, if the Conversion Shares Registration Statement is then effective under the Securities Act, registered for public sale in accordance with such Conversion Shares Registration Statement.

v. Fractional Shares. Upon a conversion hereunder, the Corporation shall not be required to issue any fractional shares of Common Stock.

vi. Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of the Series A Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series A Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 7. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Series A Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation on account of the Series A Preferred Stock); (B) subdivide outstanding shares of Common Stock into a larger number of shares; (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Subsequent Equity Sales. Until such time as no shares of Series A Preferred Stock remain outstanding, the Corporation shall be prohibited from effecting or entering into an agreement to effect any Subsequent Financing involving a "Variable Rate Transaction" or an "MFN Transaction." The term "Variable Rate Transaction" shall mean a transaction in which the Corporation issues or sells (i) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Corporation or the market for the Common Stock. The term "MFN Transaction" shall mean a transaction in which the Corporation issues or sells any securities in a capital raising transaction or series of related transactions which grants to

an investor the right to receive additional shares based upon future transactions of the Corporation on terms more favorable than those granted to such investor in such offering. Each Holder shall be entitled to obtain injunctive relief against the Corporation to preclude any such issuance, which remedy shall be in addition to any right to collect damages. Notwithstanding the foregoing, this Section 7(b) shall not apply in respect of an Exempt Issuance, except that no Variable Rate Transaction or MFN Transaction shall be an Exempt Issuance.

c) Subsequent Rights Offerings. The Corporation, at any time while the Series A Preferred Stock is outstanding, shall not issue rights, options or warrants to holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Conversion Price.

d) Price Adjustment.

i. Until such time as no shares of Series A Preferred Stock remain outstanding, if the Corporation closes on the sale of Common Stock or Common Stock Equivalents at a price per share of Common Stock, or with a conversion or exercise right to acquire Common Stock at a price per share of Common Stock, that is less than the Conversion Price (as adjusted to the capitalization per share as of the Closing Date following any stock splits, stock dividends, or the like), the Corporation shall make an adjustment in the Conversion Price so that the effective price per share is reduced to being equivalent to such lower purchase, conversion or exercise price after taking into account any prior conversions of the Preferred Stock and/or exercises of any warrant issued to the Holders. Pre-Tax Income per share on a fully-diluted basis shall be based on the number of outstanding shares of Common Stock plus all shares of Common Stock issuable upon conversion of all outstanding convertible securities and upon exercise of all outstanding warrants, options and rights, regardless of whether (i) such shares would be included in determining diluted earnings per share and (ii) such convertible securities are subject to a restriction or limitation on exercise. Thus, for purposes of determining Pre-Tax Income per share on a fully-diluted basis, the four and nine-tenths percent (4.9%) limitation set forth in Section 6(c) shall be disregarded.

ii. Any adjustment of the Conversion Price shall be disregarded if, as, and when (i) the rights to acquire shares of Common Stock upon exercise or conversion of the warrants, options, rights or convertible securities which gave rise to such adjustment expire or are canceled without having been exercised, so that the Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Conversion Price in effect at the time of the issuance of the expired or canceled warrants, options, rights or convertible securities, with such additional adjustments as would have been made to that Conversion Price had the expired or canceled warrants, options, rights or convertible securities not been issued and (ii) an agreement or commitment to issue options, warrants or any other rights to subscribe for shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock shall not have been consummated in the actual issuance of such options, warrants or any other rights to subscribe for shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock.

e) Price Adjustment for 2006 EPS. In the event the Corporation's pre-tax income for the fiscal year ended June 30, 2006 is between $0.01 and $0.006 per share on a fully-

diluted basis, after having reversed out the P&L impact of the employee stock option plan covered by Section 6.22 of that certain Preferred Stock Purchase Agreement dated as of March 20, 2006 to which the Corporation is a party and all fees paid or accrued by the Corporation in its fiscal year 2006 in connection with the funding under such agreement, then the Conversion Price shall be reduced proportionately by 0% if such pre-tax income is $0.01 per share on a fully-diluted basis and by thirty-five percent (35%) if such pre-tax income is $0.006 per share on a fully-diluted basis or less. For example, if the pre-tax income is $0.008 per share (or twenty percent (20%) below $0.01 per share) on a fully-diluted basis, then the Conversion Price shall be reduced by twenty percent (20%) of the then-current Conversion Price. Pre-tax income per share on a fully-diluted basis shall be based on the number of outstanding shares of Common Stock plus all shares of Common Stock issuable upon conversion of all outstanding convertible securities and upon exercise of all outstanding warrants, options and rights, regardless of whether (i) such shares would be included in determining diluted earnings per share and (ii) such convertible securities are subject to a restriction or limitation on exercise. Thus, for purposes of determining pre-tax income per share on a fully-diluted basis, the four and nine-tenths percent (4.9%) limitation set forth in Section 6(c) shall be disregarded.

f) Price Adjustment for 2007 EPS. In addition to any adjustment pursuant to Section 7(e), in the event the Corporation's pre-tax income for the fiscal year ended June 30, 2007 is between $0.056 and $0.036 per share on a fully-diluted basis, then the Conversion Price shall be reduced proportionately by 0% if such pre tax income is $0.056 per share on a fully-diluted basis and by thirty-five percent (35%) if such pre-tax income is $0.036 per share on a fully-diluted basis or less. For example, if the pre-tax income is $0.045 per share (or twenty percent (20%) below $0.56 per share) on a fully-diluted basis, then the Conversion Price shall be reduced by twenty percent (20%) of the then-current Conversion Price. The adjustment to the Conversion Price shall be made within five (5) business days of the Corporation's audited numbers being reported to the Securities and Exchange Commission. This Section 7(f) shall apply to all of the Series A Preferred Stock which is outstanding on the date the Form 10-KSB or Form 10-K is filed, or, if not filed on time, on the date that such filing was required.

g) Pro Rata Distributions. If the Corporation, at any time while Series A Preferred Stock is outstanding, shall distribute to all holders of Common Stock (and not to the Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price shall be determined by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of shareholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors of the Corporation in good faith. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

h) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares and any

other shares owned by, or held for the account of, the Corporation, if any) actually issued and outstanding.

i) Notice to Holders.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to this Section 7, the Corporation shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. If the Corporation issues a variable rate security, despite the prohibition thereon in this Section 7, the Corporation shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion or exercise price at which such securities may be converted or exercised in the case of a Variable Rate Transaction or the lowest possible adjustment price in the case of an MFN Transaction.

ii. Notices of Other Events. If (A) the Corporation shall declare a dividend (or any other distribution) on the Common Stock (despite the prohibition on payment of dividends contained in Section 3); (B) the Corporation shall declare a redemption of the Common Stock; (C) the Corporation shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any shareholders of the Corporation shall be required in connection with any Fundamental Transaction; or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series A Preferred Stock, and shall cause to be mailed to the Holders at their respective last addresses as they shall appear upon the stock books of the Corporation, at least thirty (30) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such Fundamental Transaction is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such Fundamental Transaction; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

iii. Exempt Issuance. Notwithstanding the foregoing, no adjustment shall be made under this Section 7 in respect of an Exempt Issuance.

iv. Fundamental Transaction. If, at any time while the Series A Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person, (B) the Corporation effects the sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property; or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into

or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then upon any subsequent conversion of the Series A Preferred Stock by a Holder, such Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the "Alternate Consideration"). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series A Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall amend its charter documents with the same terms and conditions and issue to each Holder new preferred stock consistent with the foregoing provisions and evidencing each Holder's right to convert such preferred stock into Alternate Consideration. Any agreement pursuant to which a Fundamental Transaction is effected shall include a provision requiring any such successor or surviving entity to comply with the provisions of this Section 7(h)(iv) and insuring that the Series A Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

Section 8. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Corporation, at Suite 100, 400 International Parkway, Heathrow, Florida 32746, facsimile number (407) 708-5819, Attn: Eric Lueткemeyer or such other address or facsimile number as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time); (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date; (iii) the Business Day immediately following the date of mailing, if sent by nationally recognized overnight courier

service; or (iv) upon actual receipt by the party to whom such notice or communication is required to be given, if such notice or communication is delivered personally.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Article III shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the liquidated damages (if any) on, the shares of Series A Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c) Lost or Mutilated Preferred Stock Certificate. If a Holder's Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

d) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

e) Headings. The headings contained herein are for convenience only, do not constitute a part of this Article III and shall not be deemed to limit or affect any of the provisions hereof.

C. UNDESIGNATED PREFERRED STOCK

Subject to the rights and privileges of the Series A Preferred Stock and limitations prescribed by law, the Board of Directors of the Corporation is hereby expressly authorized to provide for the issuance of all or any shares of the remaining authorized but undesignated shares of Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors of the Corporation providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rights upon the dissolution of, or upon, any distribution of the assets of, the Corporation or (iv) convertible into, or exchangeable for, shares or any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

D. CERTAIN WAIVERS AND AMENDMENTS

Until such time as no shares of Series A Preferred Stock remain outstanding, the terms and conditions of any rights, options and warrants approved by the Board of Directors of the Corporation may provide that any or all of such terms and conditions may be waived or amended only with the consent of the holders of a designated percentage of a designated class or classes of

capital stock of the Corporation (or designated group or groups of holders within such class or classes, including, but not limited to, disinterested holders), and the applicable terms and conditions of any such rights, options or warrants so conditioned may not be waived or amended absent such consent.

3. No other agreement or document contains any provision regarding the reclassification of the issued shares of the Corporation covered hereby.

4. This Amendment was adopted on March 20, 2006.

5. The effective date of this Amendment is the date of its filing with the Office of the Secretary of State of the State of Florida.

6. This Amendment was approved by the shareholders of the Corporation. The number of votes cast for this Amendment by the shareholders of the Corporation was sufficient for approval.

IN WITNESS WHEREOF, the undersigned has executed this Amendment this 30th day of April 2006.

VEIN ASSOCIATES OF AMERICA, INC.

By: ______________________

Name: Eric Luetkemeyer
Title: President

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below, into shares of common stock, par value $0.001 per share (the "Common Stock"), of Vein Associates of America, Inc., a Florida corporation (the "Corporation"), according to the terms and conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion: ____________________

Number of shares of Common Stock owned prior to Conversion: ____________

Number of shares of Series A Preferred Stock to be Converted: ____________

Value of shares of Series A Preferred Stock to be Converted: ____________

Number of shares of Common Stock to be Issued: ____________

Certificate Number of Series A Preferred Stock attached hereto: ____________

Number of Shares of Series A Preferred Stock represented by attached certificate: ____________

Number of shares of Series A Preferred Stock subsequent to Conversion: ____________

HOLDER

By: ____________________
Name: ____________________
Title: ____________________